CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our reports dated August 26, 2011 relating to AllianceBernstein U.S. Strategic Research Portfolio and AllianceBernstein International Discovery Equity Portfolio and September 26, 2011 relating to AllianceBernstein Small Cap Growth Portfolio, for the fiscal periods ended June 30, 2011 and July 31, 2011 respectively, which are incorporated by reference in this Post-Effective Amendment No. 108 to the Registration Statement (Form N-1A No. 2-29901) of AllianceBernstein Cap Fund, Inc.

                                                      /ERNST & YOUNG LLP


New York, New York
October 28, 2011